RESOLUTIONS OF THE
BOARD OF DIRECTORS OF
BIOANALYTICAL SYSTEMS, INC.

The following resolutions were duly adopted at a meeting of the Board of Directors (the "Board") of Bioanalytical Systems, Inc. (the "Corporation"):

WHEREAS, the Corporation's Amended and Restated Bylaws (the "Bylaws") currently contemplate the annual election of all of the members of the Board;

WHEREAS, Indiana Code § 23-1-33-6(c) has been amended to require that all Indiana corporations with a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934 (which class includes the Corporation) provide for staggered terms for their boards of directors, unless a bylaw is adopted to opt out of such requirement;

WHEREAS, the Board deems it desirable, advisable and in the best interest of the Corporation to adopt a bylaw to opt out of the requirement that the terms of its directors be staggered; and

WHEREAS, in furtherance of the foregoing, the Board deems it desirable, advisable and in the best interest of the Corporation to amend the Bylaws in the manner reflected in Amendment No. 5 to the Amended and Restated Bylaws attached hereto as Exhibit A (the "Amendment") in order to opt out of the requirement that the terms of the Corporation's directors be staggered in accordance with Indiana Code § 23-1-33-6(c);

NOW, THEREFORE, BE IT HEREBY:

RESOLVED, that the Amendment is approved and adopted; and

FURTHER RESOLVED, that the Assistant Secretary of the Corporation is authorized and directed to execute the Amendment, to file a copy of the Amendment in the minute book of the Corporation and to do or cause to be done all other things which she deems to be necessary or desirable in order to effectuate the actions set forth in these resolutions in accordance with the laws of the State of Indiana.

EXHIBIT A

BIOANALYTICAL SYSTEMS, INC.

AMENDMENT NO. 5

TO

SECOND AMENDED AND RESTATED BYLAWS

The following section is added to the Second Amended and Restated Bylaws of Bioanalytical Systems, Inc. (the "Corporation") effective as of July 29, 2009:

Section 3.13.   Opt Out of IC 23-1-33-6(c).  The Corporation elects not to be governed by the provisions of Indiana Code § 23-1-33-6(c).